As filed with the Securities and Exchange Commission on June 24, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Glass House Brands Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	87-4028335
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3645 Long Beach Blvd.

Long Beach, California 90807

(Address of Principal Executive Offices) (Zip Code)

Glass House Brands Inc. Second Amended and Restated Equity Incentive Plan

(Full title of the plan)

Kyle D. Kazan

Chief Executive Officer

Glass House Brands Inc.

3645 Long Beach Blvd.

Long Beach, California 90807

(Name and address of agent for service)

(212) 299-7670

(Telephone number, including area code, of agent for service)

Copies to:

Aaron E. Sonshine, Esq. Bennett Jones LLP 3400 One First Canadian Place P.O Box 130 Toronto, Ontario M5X1A4 Canada (416) 777-6448	Matthew A. Portnoff, Esq. Venable LLP 2049 Century Park East, Suite 2300 Los Angeles, CA 90067 (310) 229-0374	Benjamin Vega, Esq. Glass House Brands Inc. 3645 Long Beach Blvd. Long Beach, California 90807 (212) 299-7670

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Glass House Brands Inc. (the “Company”) for the purpose of registering the aggregate of 12,643,437 subordinate voting shares, restricted voting shares, or limited voting shares of the Company, without par value (the “Shares), in connection with Glass House Brands Inc. Second Amended and Restated Equity Incentive Plan (the “Second A&R Plan).

The Company’s Amended and Restated Equity Incentive Plan (the “First A&R Plan”) was adopted by the board of directors on June 29, 2021, and approved by the shareholders of the Company on June 2, 2021. The effective date of the First A&R Plan was June 29, 2021. On June 21, 2024, shareholders of the Company approved, ratified, and confirmed renewal of the First A&R Plan.

The Second A&R Plan was adopted by the board of directors on May 15, 2025, and approved by the shareholders of the Company on June 20, 2025. The effective date of the Second A&R Plan was June 20, 2025. On June 20, 2025, shareholders of the Company approved, ratified, and confirmed renewal of the Second A&R Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Second A&R Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been and will in the future be filed by the Company with the Commission are incorporated into this Registration Statement by reference:

(a)	the Company’s Annual Report on Form 40-F for the year ended December 31, 2024, filed with the Commission on March 25, 2025;

(b)	all other reports filed by the Company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2024; and

(c)	the description of the Shares contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on November 17, 2021, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Form 6-K furnished by us during such period or portions thereof that are identified in such Form 6-K as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

British Columbia Business Corporations Act

Section 160 of the Business Corporations Act (British Columbia) (“BCBCA”) provides that a company may do one or both of the following:

(a)	indemnify an eligible party (as defined below) against all eligible penalties (as defined below) to which the eligible party is or may be liable;

(b)	after the final disposition of an eligible proceeding (as defined below), pay the expenses (which includes costs, charges and expenses (including legal and other fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party: (i) has not been reimbursed for those expenses; and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses, actually and reasonably incurred by an eligible party, as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purposes of the applicable division of the BCBCA, an “eligible party,” in relation to a company, means an individual who:

(a)	is or was a director or officer of the company;

(b)	is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the company, or at the request of the company; or

(c)	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture, or other unincorporated entity,

An “eligible penalty” under the BCBCA means a judgment, penalty, or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending, or completed. “Expenses” include costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding. An “associated corporation” means a corporation or entity referred to in paragraph (b) or (c) of the definition of “eligible party” above.

Notwithstanding the foregoing, the BCBCA prohibits a company from indemnifying an eligible party or paying the expenses of an eligible party if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interest of the company or the associated corporation, as the case may be; or

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized, or declined under the BCBCA, Section 164 of the BCBCA provides that, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(a)	order a company to indemnify an eligible party against any liabilities incurred by the eligible party in respect of an eligible proceeding;

(b)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(d)	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164;

(e)	make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Company’s Amended and Restated Articles

The Company’s amended and restated articles (the “Articles”) provide that the Company must, subject to the BCBCA, (i) indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

The Articles define “eligible penalty” to mean a judgment, penalty, or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding. “Eligible proceeding” under the Articles means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Company (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty, or fine in, or expenses related to, the proceeding.

The Articles further provide that the Company may, subject to any restrictions in the BCBCA, indemnify any person, and that the failure of a director or officer of the Company to comply with the BCBCA or the Articles does not invalidate any indemnity to which he or she is entitled under the Articles.

The Company is authorized by the Articles to purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (i) is or was a director, officer, employee or agent of the Company; (ii) is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company; (iii) at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (iv) at the request of the Company, holds or held such equivalent position.

Company’s Insurance Policy

A policy of directors’ and officers’ liability insurance is maintained by the Company which insures directors and officers for losses as a result of claims against the directors and officers of the Company in their capacity as directors and officers and also reimburses the Company for payments made pursuant to the indemnity provisions under the Articles and the BCBCA.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

4.1	Amended and Restated Articles of Glass House Brands Inc. (incorporated by reference to Exhibit 1.1 of the Shell Company Report on Form 20-F filed with the Commission on December 30, 2022, file number 000-56261)

4.2	Certificate of Change of Name dated June 29, 2021 (incorporated by reference to Exhibit 1.2 of the Shell Company Report on Form 20-F filed with the Commission on December 30, 2022, file number 000-56261)

4.3	Notice of Articles issued on June 29, 2021 (incorporated by reference to Exhibit 1.3 of the Shell Company Report on Form 20-F filed with the Commission on December 30, 2022, file number 000-56261)

5.1*	Opinion of Bennett Jones LLP

23.1*	Consent of Bennett Jones LLP (included in Exhibit 5.1 to this Registration Statement)

23.2*	Consent of Macias Gini & O’Connell LLP

24.1*	Power of Attorney (included in the signature page to this Registration Statement on Form S-8)

99.1*	Glass House Brands Inc. Second Amended and Restated Equity Incentive Plan

107*	Filing Fee Table

*   Filed herewith.

Item 9. Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on June 24, 2025.

Glass House Brands Inc.

By:	/s/ Kyle D. Kazan
Name:	Kyle D. Kazan
Title:	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kyle D. Kazan and Mark Vendetti, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to this Registration Statement), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kyle D. Kazan	Chief Executive Officer and Chairman of the Board	June 24, 2025
Kyle D. Kazan	(Principal Executive Officer)

/s/ Graham Farrar	President and Director	June 24, 2025
Graham Farrar

/s/ Mark Vendetti	Chief Financial Officer	June 24, 2025
Mark Vendetti	(Principal Financial and Accounting Officer)

/s/ John (“Jay”) Nichols Jr.	Director	June 24, 2025
/s/ John (“Jay”) Nichols Jr.

/s/ Humble Lukanga	Director	June 24, 2025
Humble Lukanga

/s/ Jocelyn Rosenwald	Director	June 24, 2025
Jocelyn Rosenwald

/s/ George Raveling	Director	June 24, 2025
George Raveling

/s/ Hector De La Torre	Director	June 24, 2025
Hector De La Torre

/s/ Yelena Katchko	Director	June 24, 2025
Yelena Katchko